Exhibit 10.3

This Amendment Agreement is entered into by and between

Nasdaq Technology AB, a company with its principal place of business at Tullvaktsvägen 15, SE-105 78 Stockholm, Sweden (“Nasdaq”);

and

NYIAX Inc., a Delaware corporation, with its principal place of business located at 244 5th Avenue Suite 2669, NYC, NY 10001 (the “Customer”) and will be effective on the date it has been signed by both Parties

WHEREAS:

A)	The Parties have entered into an IT Services Agreement dated May 16, 2016 (the “Agreement”);

B)	The Parties wish to enter into this Amendment Agreement to (i) extend the term of the Agreement, (ii) amend the pricing structure under the Agreement, (iii) cancel certain outstanding and unpaid invoices under the Agreement, subject to the terms of this Amendment Agreement.

THEREFORE, the Parties agree to amend the Agreement as follows:

1.          Any defined terms not otherwise defined in this Amendment Agreement (the “Amendment Agreement”) shall have the meaning as defined in the Agreement.

2.          Under the Agreement, the Customer has (i) outstanding and unpaid invoices amounting to USD 494,980, and (ii) an additional amount of USD $836,420 to be invoiced and paid by the Customer before April 5, 2022 under the Agreement. The sum of (i) and (ii) amounting USD 1,331,400 will hereinafter be referred to as the “Unpaid Amount”.

3.          The Term of the Agreement set forth in Clause 17.1 of the Agreement shall be extended for a period of ten years as from April 5, 2022 until and including April 5, 2032 (the “Extended Term”).

4.          Subject to Customer paying Nasdaq the annual License and Service Fee and Gross Revenue Share per annum for the Extended Term as described in sections 5 and 6 below, Nasdaq agrees to cancel the outstanding and unpaid invoices referred to in section 2(i) and not invoice the Customer for the amount referred to in section 2(ii). Consequently, the Customer will not be obliged to pay the Unpaid Amount.

5.          As from April 5, 2022, the Annual License and Service Fee per annum from April 5, 2022 shall be USD 350,000 per annum and Clause 1.2.1 of Schedule 2 to the Agreement shall be changed accordingly. The first instalment will be invoiced on April 5, 2022.

6.         On April 5, 2022, the following amendments shall be effective:

(a)	The definition of “Revenue” in Schedule 1 to the Agreement shall be deleted and replaced with the following: “Revenue” shall mean the Customer’s gross revenue for all business operations and services related to the Customer Market. For clarification, the term “Revenue” will not include the full transactional value of trades on the Customer Market, considering that Customer may act as an intermediary, providing a clearing function for its clients.

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(b)	The definition of “Revenue Share” in Schedule 1 to the Agreement shall be deleted and replaced with the following: “Revenue Share” shall mean the percentage of the Revenue payable by Customer as described in section 6(c) of the Amendment Agreement.

(c)	The ‘Revenue Share’ sections 2.1, 2.1.1, 2.1.2 and 2.1.3 in Schedule 2 shall be deleted and replaced with the following:

The Revenue Share will be payable annually to Nasdaq starting on April 5, 2022 and will be in addition to the Annual License and Service Fee payable by the Customer. The Revenue Share shall amount to the Revenue Share Percentage of the Revenue determined in accordance with Table A below.

Table A

Annual Revenue	Revenue Share Percentage
Between USD 0 to USD 10,000,000	10%
Between USD 10,000,001 to USD 50,000,000	5%
USD 50,000,001 and above	2%

Example: If the Customer’s annual Revenue during year 2 of the Extended Term is USD 15,000,000 the Revenue Share for year 2 is USD $1,250,000 ((USD 10,000,000*0.10=1,000,000) + (USD 5,000,000*0.05=250,000)= USD 1,250,000).

Should the Customer raise capital and pay

(1)	the Unpaid Amount in full, and

(2)	any Revenue Share due calculated using Table A until and including the date of payment,

Revenue Share calculations starting the date after receipt of payments of (1) and (2) shall be calculated using Table B below.

Table B

Annual Revenue	Revenue Share Percentage
Between USD 0 to USD 10,000,000	4%
Between USD 10,000,001 to USD 50,000,000	1%
USD 50,000,001 and above	0.5%

Example: If the Customer’s annual Revenue during year 2 of the Extended Term is USD 15,000,000 and the Unpaid Amount and Revenue Share to date has been paid in full, the Revenue Share for year 2 is USD $450,000 ((USD 10,000,000*0.04=400,000) + (USD 5,000,000*0.01=50,000)= USD 450,000).

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7.        Sections 2.2 and 2.3 of Schedule 2 to the Agreement shall continue to apply for the purpose of the Revenue and Revenue Share as amended in this Amendment Agreement.

8.        This Amendment Agreement shall be effective on the Effective Date (as set forth below) and shall amend the Agreement as set forth above. Save as provided in this Amendment Agreement, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment Agreement shall be signed on or before December 30, 2020 or it should be null and void.

9.        This Amendment Agreement shall be governed by and be subject to the dispute resolution set forth in clause 20 of the Agreement.

Thus agreed upon and signed by,

Nasdaq Technology AB		NYIAX INC

By:	/s/ Lars Ottersgård	By:	/s/ Robert E Ainbinder Jr.

Date:	30/12-2020 (hereinafter: ‘Effective Date’)	Date:	12/29/20

Lars Ottersgård		Robert E Ainbinder Jr.
Executive Vice President

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